CONSENT OF AUTHOR

Christopher Baldys, P.Eng.
23035 Cliff Avenue
Maple Ridge, BC CANADA V2X 3L9

US Securities and Exchange Commission

I, Christopher Baldys, P.Eng., certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report or that the written disclosure in the Form 20F of Hard Creek Nickel Corporation contains any misrepresentation of the information contained in "Technical Report and Mineral Resource Estimate, Turnagain Nickel Project" dated April 13, 2006.

I do hereby consent to the filing with the regulatory authorities.

I consent to being an expert in the Form 20F.

Dated this 21st day of February, 2007

Christopher Baldys, P.Eng.